Exhibit (a)(1)

CERTIFICATE OF FORMATION

OF

H.I.G. WHITEHORSE HOLDINGS, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:

FIRST: The name of the limited liability company is H.I.G. WhiteHorse Holdings, LLC.

SECOND: The address of the registered office of the limited liability company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, DE 19801, and the name of the registered agent for service of process located at such registered office is The Corporation Trust Company.

THIRD: Notice Under Chapter 18, Section 215 Notice is hereby given that, notwithstanding anything to the contrary set forth under the Delaware Limited Liability Act or under applicable law, in the event that the limited liability company agreement creates one (1) or more series of limited liability interests, the debts, liabilities and obligations incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the limited liability company generally, or any other series thereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on December 28, 2011.

/s/ Marian Ryan

Name: Marian Ryan

Title: Authorized Person